Exhibit 99.1

FOR IMMEDIATE RELEASE

Middlesex Water Company BOARD APPOINTS WALTER. G. REINHARD AS LEAD independent DIRECTOR

ISELIN, NJ May 6, 2020 –Middlesex Water Company (NASDAQ:MSEX) announced today that its Board of Directors has unanimously appointed Walter G. Reinhard as the Lead Independent Director of the Board of Directors effective May 19. 2020. Mr. Reinhard, an independent director of the Company for 18 years, succeeds current Lead Director, Jeffries R. Shein, who is retiring from the Board and as Lead Director, effective with the Company’s Annual Meeting of Shareholders to be held on May 19, 2020.

Mr. Reinhard currently serves as Chair of the Corporate Governance and Nominating Committee and is a member of the Pension Committee. Among the responsibilities of the Lead Director are to: review and provide input regarding the agenda for Board meetings; preside at all meetings at which the Chairman is not present, including executive sessions of the independent directors, and apprising the Chairman of the issues considered; and to call meetings of the independent Directors when necessary and appropriate.

Middlesex Chairman, President and CEO Dennis Doll said, “The Board’s unanimous selection of Mr. Reinhard to the Lead Independent Director role is a testament to his utility leadership and expertise and the Board’s commitment to rigorous oversight and sound governance practices,” said Doll. “We welcome Mr. Reinhard to this new role and thank his predecessor, Jeffries Shein, for his three decades of service to the Board and to our Company, including serving 10 years as its Lead Director,” added Doll.

Organized in 1897, Middlesex Water provides regulated and unregulated water and wastewater utility services primarily in New Jersey and Delaware through various subsidiary companies. To learn more about Middlesex Water, including information about its Investment Plan, visit the Investors section at Middlesex Water Company.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

(732) 638-7549

www.middlesexwater.com